EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements:
(1)     Registration Statement (Form S-8 Nos. 333-30055, 333-35352, 333-88780, 333-58273, 333-134221, 333-151779, 333-165740, 333-170351, 333-194305, 333-212359, 333-219719, 333-226660, and 333-257005) of SM Energy Company,
(2)     Post-Effective Amendment No. 1 to Registration Statement (Form S-8 No. 333-106438) of SM Energy Company,
(3)     Registration Statement (Form S-3 Nos. 333-257046 and 333-259979) of SM Energy Company;

of our reports dated February 25, 2022, with respect to the consolidated financial statements of SM Energy Company and subsidiaries, and the effectiveness of internal control over financial reporting of SM Energy Company and subsidiaries, included in this Annual Report (Form 10-K) of SM Energy Company and subsidiaries for the year ended December 31, 2021.

/s/ Ernst & Young LLP

Denver, Colorado
February 25, 2022